CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated July 7, 2008 (June 25, 2009 for the effects of certain restatements for the correction of errors discussed in Note 31(y); June 26, 2009 as to the effects of the retrospective adjustments discussed in Notes 2(d), 2(ac), 31(q) and 31(x) and May 22, 2010 as to the effects of the retrospective adjustments discussed in Notes 31(p) and 31(q) to the consolidated financial statements), relating to the financial statements of Bancolombia S.A. for the year ended December 31, 2007 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between Colombian GAAP and accounting principles generally accepted in the United States of America and that the financial statements have been retrospectively adjusted for changes in accounting policies, discontinued operations, and the composition of reportable segments) appearing in the Annual Report on Form 20-F of Bancolombia S.A. for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche Ltda.
DELOITTE & TOUCHE LTDA.

Medellin, Colombia
July 12 2010